EXHIBIT 99.1

Contacts:	Harold A. Hurwitz Micro Therapeutics, Inc. 949/837-3700 Rob Whetstone/Robert Jaffe PondelWilkinson 310/279-5980

MICRO THERAPEUTICS COMPLETES ISSUANCE OF COMMON STOCK FOR

EXCHANGEABLE NOTES

Irvine, Calif. – August 18, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today said that it has issued approximately 6.8 million shares of its common stock upon exchange of promissory notes sold by MTI in a June 2004 private placement that raised $21 million. Prior to completing the exchange of the promissory notes, MTI received stockholder approval of the issuance of the shares of common stock as required under NASDAQ rules.

As previously announced on June 25, 2004, MTI sold an aggregate of $21 million of exchangeable notes pursuant to an agreement, under which the principal amount of the notes, and related accrued interest, would be exchanged for MTI common stock at a price of $3.10 per share. Funds managed by Warburg Pincus and The Vertical Group collectively purchased an aggregate of $15 million of the notes. Two other existing institutional investors purchased the remaining balance of the notes. Subsequent to the exchange, MTI had approximately 48.3 million shares of common stock outstanding.

This announcement is not an offer to sell either the notes or the common stock issued in exchange for the notes. The private placement was made by MTI without a selling agent. The shares issued upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, and until so registered the shares may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The Company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a

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broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

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